UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 11, 2013

Vitamin Shoppe, Inc.

(Exact name of registrant as specified in its charter)

Delaware	11-3664322
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

001-34507

(Commission File Number)

2101 91st Street

North Bergen, New Jersey 07047

(Addresses of Principal Executive Offices, including Zip Code)

(800) 223-1216

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

On November 11, 2013, Anthony Truesdale, the Chief Executive Officer of Vitamin Shoppe, Inc., a Delaware corporation (the “Company”) entered into a written stock selling plan designed to comply with Rule 10b5-1 of the Securities Exchange Act of 1934, as amended (the “10b5-1 Plan”). The 10b5-1 Plan allows Mr. Truesdale to gradually diversify his holdings while minimizing any market effects of the trades consistent with Rule 10b5-1 and the Company’s 10b5-1 Plan Trading Policy (the “Policy”).

The 10b5-1 Plan allows for the sale of a maximum of 271,792 shares of the Company’s common stock owned by Mr. Truesdale. The 10b5-1 Plan provides for the sale of Company common stock owned by Mr. Truesdale to occur at regular intervals provided that a designated minimum share price is met. Sales pursuant to the 10b5-1 Plan are expected to begin as early as January 11, 2014. Mr. Truesdale, after adopting the 10b5-1 Plan, will have no longer have control over the timing of any sales under the 10b5-1 Plan of his holdings of the Company’s common stock, and there is no assurance that any or all of his shares included in the 10b5-1 Plan will be sold. The 10b5-1 Plan will terminate on the earlier of (i) the date on which all 271,792 shares of the Company’s common stock owned by Mr. Truesdale are sold in accordance with the 10b5-1 Plan, (ii) the date that Mr. Truesdale provides written notice to the Company and the Broker of termination of the plan or (iii) otherwise in accordance with the termination provisions specified in the plan.

Mr. Truesdale will continue to be subject to the Company’s executive stock ownership guidelines, whereby he is required to hold at least three times his base salary in common stock of the Company within three years of becoming Chief Executive Officer.

Transactions made under the 10b5-1 Plan will be disclosed publicly by Mr. Truesdale through Form 4 filings with the U.S. Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Vitamin Shoppe, Inc.

Date: November 15, 2013	By:	/s/ Jean W. Frydman
		Name:	Jean W. Frydman
		Title:	Senior Vice President, General Counsel & Corporate Secretary